EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES REPORTS

OPERATIONAL PERFORMANCE FOR FEBRUARY 2003

HOUSTON, March 3, 2003 - Continental Airlines (NYSE: CAL) today reported a February 2003 systemwide mainline jet load factor of 68.9 percent, 3.2 points below last year's February load factor. The February 2003 domestic mainline jet load factor was 71.0 percent and the international mainline jet load factor was 65.8 percent.

The airline reported a domestic on-time arrival rate of 77.8 percent and a systemwide completion factor of 97.1 percent for its mainline jet operations in February 2003. Operational results for February were adversely impacted by severe weather across Continental's system for 23 days in February, including the winter storm that paralyzed the northeastern United States over the Presidents' Day weekend.

In February 2003, Continental flew 4.0 billion mainline jet revenue passenger miles (RPMs) and 5.8 billion mainline jet available seat miles (ASMs) systemwide, resulting in a traffic decrease of 6.6 percent and a capacity decrease of 2.3 percent as compared to February 2002. Essentially all of the systemwide ASM decline was due to the winter storm around Presidents' Day. Domestic mainline jet traffic was 2.4 billion RPMs in February 2003, down 7.6 percent from February 2002, and February 2003 domestic mainline jet capacity was 3.4 billion ASMs, down 7.3 percent from February 2002. Approximately 3 percentage points of the decline in domestic ASMs were due to the storm.

Systemwide February 2003 mainline jet passenger revenue per available seat mile (RASM) is estimated to be between flat and a decrease of 2 percent compared to February 2002. For January 2003, RASM increased 3.6 percent as compared to January 2002.

-more-

CO REPORTS OPERATIONAL PERFORMANCE FOR FEB. 2003/PAGE 2

Consolidated breakeven load factor for March 2003 is estimated to be 75 percent. Consolidated breakeven load factor for February 2003 is estimated to have been 83 percent. Actual consolidated breakeven load factor may vary significantly from these estimates depending on actual passenger revenue yields, fuel price and other factors. Month-to-date consolidated load factor information can be found on Continental's website at continental.com in the Investor Relations-Financial/Traffic Releases section.

ExpressJet Airlines, a subsidiary of Continental Airlines doing business as Continental Express, separately reported a record February load factor of 62.2 percent for February 2003, 3.9 points above last year's February load factor. ExpressJet flew 331.1 million RPMs and 532.2 million ASMs in February 2003, resulting in a traffic increase of 28.3 percent and a capacity increase of 20.2 percent versus February 2002. The ASM increase would have been approximately 3 percentage points higher had it not been for the winter storm.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2002 10-K and its other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition, regulatory matters and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release.

-more-

CO REPORTS OPERATIONAL PERFORMANCE FOR FEB. 2003/PAGE 3

PRELIMINARY TRAFFIC RESULTS
FEBRUARY	2003	2002	Change
REVENUE PASSENGER MILES (000)
Domestic	2,431,406	2,631,164	(7.6) Percent

International	1,532,532	1,611,339	(4.9) Percent
Transatlantic	605,856	610,751	(0.8) Percent
Latin America	589,492	616,588	(4.4) Percent
Pacific	337,183	384,000	(12.2) Percent

Total Jet	3,963,937	4,242,503	(6.6) Percent

ExpressJet	331,095	258,089	28.3 Percent

AVAILABLE SEAT MILES (000)
Domestic	3,424,916	3,693,899	(7.3) Percent

International	2,329,474	2,192,952	6.2 Percent
Transatlantic	945,585	863,582	9.5 Percent
Latin America	833,920	820,616	1.6 Percent
Pacific	549,969	508,754	8.1 Percent

Total Jet	5,754,390	5,886,852	(2.3) Percent

ExpressJet	532,228	442,691	20.2 Percent

PASSENGER LOAD FACTOR
Domestic	71.0 Percent	71.2 Percent	(0.2) Points

International	65.8 Percent	73.5 Percent	(7.7) Points
Transatlantic	64.1 Percent	70.7 Percent	(6.6) Points
Latin America	70.7 Percent	75.1 Percent	(4.4) Points
Pacific	61.3 Percent	75.5 Percent	(14.2) Points

Total Jet	68.9 Percent	72.1 Percent	(3.2) Points

ExpressJet	62.2 Percent	58.3 Percent	3.9 Points

CARGO REVENUE TON MILES (000)
Total	77,099	67,001	15.1 Percent

-more-

CO REPORTS OPERATIONAL PERFORMANCE FOR FEB. 2003/PAGE 4

PRELIMINARY TRAFFIC RESULTS
YEAR-TO-DATE	2003	2002	Change
REVENUE PASSENGER MILES (000)
Domestic	5,028,456	5,310,598	(5.3) Percent

International	3,327,305	3,363,402	(1.1) Percent
Transatlantic	1,307,837	1,271,639	2.8 Percent
Latin America	1,279,317	1,301,124	(1.7) Percent
Pacific	740,151	790,639	(6.4) Percent

Total Jet	8,355,761	8,674,000	(3.7) Percent

ExpressJet	658,871	519,204	26.9 Percent

AVAILABLE SEAT MILES (000)
Domestic	7,257,991	7,630,548	(4.9) Percent

International	4,952,049	4,581,210	8.1 Percent
Transatlantic	2,002,338	1,807,073	10.8 Percent
Latin America	1,783,040	1,715,991	3.9 Percent
Pacific	1,166,671	1,058,146	10.3 Percent

Total Jet	12,210,040	12,211,758	(0.0) Percent

ExpressJet	1,113,429	923,533	20.6 Percent

PASSENGER LOAD FACTOR
Domestic	69.3 Percent	69.6 Percent	(0.3) Points

International	67.2 Percent	73.4 Percent	(6.2) Points
Transatlantic	65.3 Percent	70.4 Percent	(5.1) Points
Latin America	71.7 Percent	75.8 Percent	(4.1) Points
Pacific	63.4 Percent	74.7 Percent	(11.3) Points

Total Jet	68.4 Percent	71.0 Percent	(2.6) Points

ExpressJet	59.2 Percent	56.2 Percent	3.0 Points

CARGO REVENUE TON MILES (000)
Total	147,186	127,968	15.0 Percent

-more-

CO REPORTS OPERATIONAL PERFORMANCE FOR FEB. 2003/PAGE 5

PRELIMINARY OPERATIONAL AND FINANCIAL RESULTS
FEBRUARY	2003	2002	Change
On-Time Performance[1]	77.8%	87.0%	(9.2) Points

Completion Factor[2]	97.1%	99.9%	(2.8) Points

YEAR-TO-DATE	2003	2002	Change
On-Time Performance[1]	81.7%	85.3%	(3.6) Points

Completion Factor[2]	98.5%	99.8%	(1.3) Points

January 2003 actual consolidated breakeven load factor[3]			81.3 Percent

February 2003 estimated year-over-year RASM change			(0-2) Percent

February 2003 estimated average price per gallon of fuel, excluding fuel taxes			94 Cents

February 2003 estimated consolidated breakeven load factor[3]			83 Percent

February 2003 actual consolidated load factor[4]			68.3 Percent

March 2003 estimated consolidated breakeven load factor[3]			75 Percent

YEAR-OVER-YEAR RASM[5]	2002 vs. 2001	2002 vs. 2000
May	(6.3) Percent	(15.1) Percent
June	(5.5) Percent	(15.5) Percent
July	(4.0) Percent	(13.5) Percent
August	(2.7) Percent	(15.2) Percent
September	10.8 Percent	(17.6) Percent
October	9.3 Percent	(15.7) Percent
November	(1.7) Percent	(18.4) Percent
December	10.1 Percent	(5.7) Percent
	2003 vs. 2002	2003 vs. 2001
January	3.6 Percent	(10.9) Percent
February (estimated)	(0-2) Percent	(11-13) Percent

1 Department of Transportation Arrivals within 14 minutes

2 System Mileage Completion Percentage

3 Consolidated load factor (including Continental Airlines and Continental Express) needed to break even on a consolidated net income basis

4 Includes Continental Airlines and Continental Express

5 CAL has been releasing RASM data since May 2001

###